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                                                      RULES 424(b)(3) AND 424(c)
                                                      REGISTRATION NO. 333-17829

                              PROSPECTUS SUPPLEMENT
                             DATED OCTOBER 14, 1997
                        TO PROSPECTUS DATED MAY 27, 1997

                           --------------------------

                               BIKERS DREAM, INC.

                           --------------------------


THE ATTACHED PROSPECTUS FOR BIKERS DREAM, INC. (THE "COMPANY") IS HEREBY SUPPLEMENTED AS FOLLOWS:

     The party listed below (the "Transferor"), which is listed herein as a Selling Shareholder, has assigned and transferred to the parties listed below (the "Transferees") options to purchase the number of shares of the Company's common stock set forth opposite their names below (the "Options").


                                        Number of Shares of Common
                                           Stock Issuable Upon
     Name of Transferor                    Exercise of Options
     ------------------                 --------------------------
     Mull Acres Investments, Inc.              1,080,000

     The following table sets forth certain information with respect to the Transferees and shall be added to the Selling Shareholders table beginning on page 7 herein. None of the Transferees is an affiliate of the Company nor has any had a material relationship with the Company during the past three years.




                                                                                                 Beneficial Ownership
                                                                                                  and Percentage of
                                                                                                  Common Stock After
                                                                          Maximum                  Giving Effect to
                                        Beneficial Ownership        Number of Shares of            Proposed Sale(2)
                                         of Common Stock at        Common Stock Offered         ----------------------
Name of Selling Shareholder             October 14, 1997(1)             for Sale(1)             Number         Percent
---------------------------             --------------------       --------------------         ------         -------
WaveMark Partners                             270,000                     270,000                  0             0%

Paul A. Minor, Jr.                            270,000                     270,000                  0             0%

Elm Manor, LLC                                270,000                     270,000                  0             0%

Boyce Meyer                                   270,000                     270,000                  0             0%

     The number of shares beneficially owned by WaveMark Partners at October 14, 1997 is comprised of 270,000 shares of Common Stock that may be acquired through the exercise of options. The number of shares owned by WaveMark Partners and the percentage of Common Stock after giving effect to the proposed sale assumes the sale of all the shares of Common Stock offered by WaveMark Partners hereunder, as to which there can be no assurance.


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     The number of shares beneficially owned by Paul A. Minor Jr. at October 14,
1997 is comprised of 270,000 shares of Common Stock that may be acquired through the exercise of options. The number of shares owned by Paul A. Minor, Jr. and the percentage of Common Stock after giving effect to the proposed sale assumes the sale of all the shares of Common Stock offered by Paul A. Minor, Jr. hereunder, as to which there can be no assurance.

     The number of shares beneficially owned by Elm Manor, LLC at October 14, 1997 is comprised of 270,000 shares of Common Stock that may be acquired through the exercise of options. The number of shares owned by Elm Manor, LLC and the percentage of Common Stock after giving effect to the proposed sale assumes the sale of all the shares of Common Stock offered by Elm Manor, LLC hereunder, as to which there can be no assurance.

     The number of shares beneficially owned by Boyce Meyer at October 14, 1997 is comprised of 270,000 shares of Common Stock that may be acquired through the exercise of options. The number of shares owned by Boyce Meyer and the percentage of Common Stock after giving effect to the proposed sale assumes the sale of all the shares of Common Stock offered by Boyce Meyer hereunder, as to which there can be no assurance.



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